Exhibit 23.1

To the Board of Directors

Viaspace Green Energy Inc.

We consent to the incorporation by reference in Registration Statement (No. 333-171818) on Form S-8 of Viaspace Green Energy Inc. of our report dated April 15, 2013, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Viaspace Green Energy Inc. for the year ended December 31, 2012.

/s/ Hein & Associates LLP

Hein & Associates LLP

Irvine, California

April 15, 2013